UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 8, 2009

AEROGROW INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-50888	46-0510685
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6075 Longbow Dr. Suite 200, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (303) 444-7755

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 8, 2009, the Board of Directors (the “Board”) of AeroGrow International, Inc. (“AeroGrow” or the “Company”) accepted the resignations of Suresh Kumar, Peter A. Michel, and Linda Graebner, directors of the Company since 2008, from the Board and its committees effective immediately.  In each case, the individuals indicated that the reasons for deciding to resign are personal and that there are no disagreements with AeroGrow on any matter relating to its operations, policies, or practices.

On July 8, 2009, the Board of Directors of AeroGrow elected Michael S. Barish and H. MacGregor Clarke to the Board of Directors, effective immediately.

Mr. Barish co-founded Lazarus Investment Partners LLLP, a private investment partnership focused on microcap stocks, in 2003, and served as the fund's Chief Investment Officer until his retirement on June 30, 2009.  In 1973, Mr. Barish founded Cambiar Investors and grew the firm's assets from less than $1 million in 1973 to over $2.3 billion upon his retirement in 2001.

Mr. Barish will serve on the Audit Committee and the Governance, Compensation and Nominating Committee.  Mr. Barish will participate in the Company’s standard non-management director compensation arrangements, which comprises $5,000 per year for general service, plus $1,000 for each Board meeting attended in person.  In addition, Mr. Barish will receive an annual grant of 18,000 options to purchase shares of the Company’s common stock, as well as annual grants of 3,000 options and 2,000 options for membership on the Audit Committee and the Governance, Compensation and Nominating Committee, respectively.  AeroGrow will also enter into its standard directors’ indemnification agreement with Mr. Barish.  The agreement generally provides, among other things, that the director will be indemnified to the fullest extent permitted by law and advanced expenses in connection with the defense of any proceedings.  Prior to his election to the Board of Directors, Mr. Barish received no compensation from the Company.

Mr. Clarke became Chief Financial Officer of the Company on May 23, 2008.  From 2007 to 2008, Mr. Clarke was president and chief executive officer, and from 2006 to 2007, chief financial officer, of Ankmar, LLC, a garage door manufacturer, distributor and installer.  From 2003 to 2006, Mr. Clarke was a senior investment banker with FMI Corporation, a management consulting and investment banking firm serving the building and construction industry.  From 1997 to 2002, Mr. Clarke served as an operating group chief financial officer, then vice president and general manager for Johns Manville Corporation, a subsidiary of Berkshire Hathaway Inc.  Mr. Clarke also served as vice president, corporate treasurer, and international division chief financial officer for The Coleman Company, Inc.  Prior to Coleman, Mr. Clarke was with PepsiCo, Inc. for over nine years and served in a range of financial roles, including director of corporate strategic planning, where he led strategy and planning related to the worldwide beverage sector.

Mr. Clarke will not serve on any of the committees of the Board of Directors.  Mr. Clarke, as a member of management of the Company, will not receive any compensation for serving as a director of the Company.  AeroGrow will enter into its standard directors’ indemnification agreement with Mr. Clarke.

On July 10, 2009, AeroGrow issued a press release regarding the events described in this Current Report on Form 8-K.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K, and is incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed with this Form 8-K:

Exhibit No.	Description
99.1	Press Release dated July 10, 2009.

Portions of this report may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AeroGrow International, Inc.

Date: July 10, 2009	By:	/s/ H. MacGregor Clarke
H. MacGregor Clarke
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 10, 2009.